Exhibit 23.1






CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-34566) pertaining to the EnviroSource, Inc. Savings Plan, Registration Statement (Form S-8 No. 33-26633), Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-
1549), and Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-13728), each of which pertains to EnviroSource, Inc.'s Incentive Stock Option Plan, and the Registration Statement (Forms S-8 No. 33-46925) pertaining to the Envirosafe Services, Inc. Stock Option Plan of our report dated March 2, 1994, with respect to the consolidated financial statements and schedules of EnviroSource, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1993.




                                   ERNST & YOUNG



Stamford, Connecticut
March 23, 1994